Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	John L. Calmes, Jr.
Executive VP, Chief Financial & Strategy Officer, and Treasurer
(864) 298-9800

GREENVILLE, S.C. (July 24, 2025) - World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its first quarter of fiscal 2026.

WORLD ACCEPTANCE CORPORATION REPORTS FISCAL 2026 FIRST QUARTER RESULTS

First fiscal quarter highlights

During its first fiscal quarter, World Acceptance Corporation grew outstanding loans by $38.7 million from March 31, 2025, compared to a slight decrease in outstanding loans in the first quarter of the prior year. Total delinquency on a recency basis decreased $15.9 million as compared to June 30, 2024, with loans 61 days or more past due on a recency basis decreasing $3.4 million compared to June 30, 2024, and $5.6 million compared to March 31, 2025. This loan growth and decrease in delinquencies positions us for higher revenue and lower charge-offs in the coming quarters.

Highlights from the first quarter include:

•	Increase in total revenues to $132.5 million, including a 234 basis point yield increase compared to the same quarter in the prior year;
•	Significant decrease in loans 61 days or more past due on a recency basis from March 31, 2025;
•	Customer base increased by 4.0%; and
•	Diluted net income per share of $0.25.

Other events:

•

The Company entered a new three year senior secured asset based credit facility on July 22, 2025, which replaced its prior revolving credit facility and, among other things, increases aggregate commitments to $640 million and permits the Company to repurchase up to $100 million of Company stock for a period of one year, plus, over the term of the credit facility, 100% of Cumulative Net Income calculated commencing January 1, 2025, on an ongoing basis, subject to certain restrictions;

•

The Company's Board of Directors has approved a share repurchase program authorizing the repurchase of up to $100 million of its outstanding common stock inclusive of any amount that remains available for repurchase under prior authorizations; and

•

The Company's Board of Directors has approved the redemption of all outstanding 7.00% Senior Secured Notes due 2026 (the Notes) which will be made in accordance with the terms and conditions of the Notes and the indenture governing the Notes.

Portfolio results

Gross loans outstanding were $1.26 billion as of June 30, 2025, a 0.8% decrease from the $1.27 billion of gross loans outstanding as of June 30, 2024. This is a substantial improvement from the 4.0% year over year decrease as of March 31, 2025. During the most recent quarter, gross loans outstanding increased sequentially 3.2%, or $38.7 million, from $1.23 billion as of March 31, 2025, compared to a decrease of 0.2%, or $2.3 million, in the comparable quarter of the prior year.

During the most recent quarter, our new, former and current customer borrowing increased when comparing the same quarter of fiscal year 2025. Specifically, during the quarter, new, former and refinance customer loan volume increased 30.8%, 6.3% and 9.6%, respectively, compared to the same quarter of fiscal year 2025. Our customer base increased by 4.0% during the twelve-month period ended June 30, 2025, compared to a decrease of 2.6% for the comparable period ended June 30, 2024. During the quarter ended June 30, 2025, the number of unique borrowers in the portfolio increased by 0.8%, compared to an increase of 0.5% during the quarter ended June 30, 2024. As we continue to shrink the average gross loan balance in the portfolio through increasing new and former customer small loan volume and maintain the tighter underwriting of large loans, we expect the portfolio gross and net yield to continue to improve.

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WRLD Reports Fiscal 2026 First Quarter Results

The following table includes the volume of gross loan origination balances, excluding tax advance loans, by customer type for the following comparative quarterly periods:

	Q1 FY 2026	Q1 FY 2025	Q1 FY 2024
New Customers	$41,641,449	$31,834,005	$34,647,578
Former Customers	$96,035,870	$90,318,862	$97,806,668
Refinance Customers	$613,829,939	$559,874,646	$588,767,136

As of June 30, 2025, the Company had 1,014 open branches. For branches open at least twelve months, same store gross loans increased 1.1% in the twelve-month period ended June 30, 2025, compared to a decrease of 8.3% for the twelve-month period ended June 30, 2024. For branches open throughout both periods, the customer base over the twelve-month period ended June 30, 2025, increased 5.9%, compared to a decrease of 2.1% for the twelve-month period ended June 30, 2024.

Three-month financial results

Net income for the first quarter of fiscal 2026 decreased to $1.3 million, compared to $9.9 million for the same quarter of the prior year. Net income per diluted share decreased to $0.25 per share in the first quarter of fiscal 2026, compared to $1.79 per share for the same quarter of the prior year. Although net income was negatively impacted by an increase in provision for credit losses, partially related to our new growth, we expect solid returns on our fiscal 2025 originations given early payment performance and yield.

Total revenues for the first quarter of fiscal 2026 increased to $132.5 million, a 2.3% increase from $129.5 million for the same quarter of the prior year. Interest and fee income increased 3.7%, from $111.2 million in the first quarter of fiscal 2025, to $115.3 million in the first quarter of fiscal 2026. Insurance income decreased by 10.8% to $11.5 million in the first quarter of fiscal 2026, compared to $12.9 million in the first quarter of fiscal 2025. The large loan portfolio decreased from 54.5% of the overall portfolio as of June 30, 2024, to 46.6% as of June 30, 2025. Interest and insurance yields for the quarter ended June 30, 2025, increased 234 basis points, compared to the quarter ended June 30, 2024. Other income increased $0.2 million, or 3.4%, to $5.6 million in the first quarter of fiscal 2026, compared to $5.4 million in the first quarter of fiscal 2025. Revenues from our tax return preparation business increased by $0.4 million, or 21.6%, in the first quarter of fiscal 2026, compared to the first quarter of fiscal 2025 due to an increase in our average preparation fee.

The Company accrues for expected losses with a current expected credit loss ("CECL") methodology, which requires us to create a provision for credit losses on the day we originate the loan. The provision for credit losses increased $5.1 million to $50.5 million, from $45.4 million when comparing the first quarter of fiscal 2026 to the first quarter of fiscal 2025. The table below itemizes the key components of the CECL allowance and provision impact during the quarter.

CECL Allowance and Provision (Dollars in millions)	Q1 FY 2026	Q1 FY 2025	Difference	Reconciliation
Beginning Allowance - March 31	$103.4	$103.0	$0.4
Change due to Growth	$3.3	$(0.2)	$3.5	$3.5
Change due to Expected Loss Rate on Performing Loans	$5.7	$6.8	$(1.1	$(1.1)
Change due to 90 day past due	$(3.3)	$0.1	$(3.4)	$(3.4)
Ending Allowance - June 30	$109.1	$109.7	$(0.6)	$(1.0)
Net Charge-offs	$44.8	$38.7	$6.1	$6.1
Provision	$50.5	$45.4	$5.1	$5.1

Note: The change in allowance for the quarter plus net charge-offs for the quarter equals the provision for the quarter (see above reconciliation).

The provision was negatively impacted by growth, a seasonality adjustment that occurs in the first quarter of each fiscal year, and net charge-offs. The improved quarter over quarter growth resulted in a $3.5 million increase in the provision. The seasonality adjustment negatively impacted the provision by approximately $5.0 million. As a reminder, the seasonality adjustment that occurs in the first quarter is removed in the December quarter due to the benefit of tax refunds that occurs in the March quarter. There was also a $1.0 million increase in our tax advance loans reserve during the quarter. This increase in reserve should be isolated to the first quarter.

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WRLD Reports Fiscal 2026 First Quarter Results

Net charge-offs for the quarter increased $6.1 million, from $38.7 million in the first quarter of fiscal 2025, to $44.8 million in the first quarter of fiscal 2026. Net charge-offs as a percentage of average net loans receivable on an annualized basis increased to 19.4% in the first quarter of fiscal 2026 from 16.4% in the first quarter of fiscal 2025. Higher net charge-offs were expected during the quarter given the higher late stage delinquency as of March 31, 2025. The higher net charge-offs primarily relate to the substantial number of new customers originated during the December quarter of the prior fiscal year. We believe that the impact of the third quarter new borrower growth is largely behind us as of June 30, 2025.

Accounts 61 days or more past due decreased to 5.4% on a recency basis at June 30, 2025, compared to 5.6% at June 30, 2024 and 6.0% at March 31, 2025. Our allowance for credit losses as a percent of net loans receivable was 11.6% at June 30, 2025 and June 30, 2024. Recency delinquency on accounts at least 90 days past due decreased from 3.4% at June 30, 2024, to 3.3% at June 30, 2025. Recency delinquency on accounts 0 to 60 days past due decreased from 20.0% at June 30, 2024, to 19.2% at June 30, 2025.

The table below is updated to use the customer tenure-based methodology that aligns with our CECL methodology. After experiencing rapid portfolio growth during fiscal years 2019 and 2020, primarily in new customers, our gross loan balance experienced pandemic related declines in fiscal 2021 before rebounding during fiscal 2022. Over the last three years, we have tightened our lending to new customers substantially. The tables below illustrate the changes in the portfolio weighting.

Gross Loan Balance By Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years	Total
06/30/2020	$355,437,073	$712,516,701	$1,067,953,774
06/30/2021	$382,753,073	$840,444,842	$1,223,197,915
06/30/2022	$522,860,576	$1,119,072,168	$1,641,932,744
06/30/2023	$342,360,417	$1,055,724,428	$1,398,084,845
06/30/2024	$255,485,267	$1,019,396,030	$1,274,881,297
06/30/2025	$290,461,702	$973,963,799	$1,264,425,501

Year-Over-Year Growth (Decline) in Gross Loan Balance by Customer Tenure at Origination
12 Month Period Ended	Less Than 2 Years	More Than 2 Years	Total
06/30/2020	$(74,024,132)	$(80,780,629)	$(154,804,761)
06/30/2021	$27,316,000	$127,928,141	$155,244,141
06/30/2022	$140,107,503	$278,627,326	$418,734,829
06/30/2023	$(180,500,159)	$(63,347,740)	$(243,847,899)
06/30/2024	$(86,875,150)	$(36,328,398)	$(123,203,548)
06/30/2025	$34,976,435	$(45,432,231)	$(10,455,796)

Portfolio Mix by Customer Tenure at Origination
As of	Less Than 2 Years	More Than 2 Years
06/30/2020	33.3%	66.7%
06/30/2021	31.3%	68.7%
06/30/2022	31.8%	68.2%
06/30/2023	24.5%	75.5%
06/30/2024	20.0%	80.0%
06/30/2025	23.0%	77.0%

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WRLD Reports Fiscal 2026 First Quarter Results

General and administrative (“G&A”) expenses increased $8.9 million, or 14.6%, to $70.4 million in the first quarter of fiscal 2026, compared to $61.4 million in the same quarter of the prior fiscal year. As a percentage of revenues, G&A expenses increased from 47.4% during the first quarter of fiscal 2025, to 53.1% during the first quarter of fiscal 2026. G&A expenses per average open branch increased by 17.6%, when comparing the first quarter of fiscal 2026 to the first quarter of fiscal 2025.

Personnel expense increased $8.8 million, or 23.8%, during the first quarter of fiscal 2026 as compared to the first quarter of fiscal 2025. Salary expense increased approximately $1.1 million, or 3.6%, during the quarter ended June 30, 2025, compared to the quarter ended June 30, 2024. Our headcount as of June 30, 2025, decreased 1.4% compared to June 30, 2024. Benefit expense increased approximately $2.2 million, or 31.7%, when comparing the quarterly periods ended June 30, 2025 and 2024. The increase in benefit expense is primarily the result of several large claims experienced during the quarter. Incentive expense increased $5.7 million in the first quarter of fiscal 2026 compared to the first quarter of fiscal 2025. The increase in incentive expense is primarily due to a $4.2 million increase in share based compensation expense and a $1.6 million increase in field bonus expense. Share based compensation expense increased due to share grants in December of 2024 and June of 2025. The prior year quarter also included a $1.8 million reversal of share based compensation expense related to the retirement of an officer.

Occupancy and equipment expense decreased $0.4 million, or 3.1%, when comparing the quarterly periods ended June 30, 2025 and 2024.

Advertising expense increased $0.6 million, or 38.8%, in the first quarter of fiscal 2026, compared to the first quarter of fiscal 2025 due to increased spending on customer acquisition programs.

Interest expense for the quarter ended June 30, 2025, decreased by $0.1 million, or 1.4%, from the corresponding quarter of the previous year. Interest expense decreased due to a 7.2% decrease in average debt outstanding for the quarter and a 2.7% decrease in the effective interest rate from 8.6% to 8.3%. The average debt outstanding decreased from $491.6 million to $456.2 million, when comparing the quarters ended June 30, 2024 and 2025. The Company’s debt to equity ratio increased to 1.1:1 at June 30, 2025, compared to 1.2:1 at June 30, 2024. As of June 30, 2025, the Company had $471.7 million of debt outstanding, net of unamortized debt issuance costs related to the unsecured senior notes payable. The Company repurchased and canceled $15.6 million of its previously issued bonds for a purchase price of $15.5 million during the first quarter of fiscal 2026.

Other key return ratios for the first quarter of fiscal 2026 included a 7.7% return on average assets and a return on average equity of 19.0% (both on a trailing twelve-month basis).

The Company repurchased 87,609 shares of its common stock at an aggregate purchase price of approximately $13.0 million during the first quarter of fiscal 2026. This is in addition to repurchases of 400,617 shares during fiscal 2025 at an aggregate purchase price of approximately $54.2 million. As of June 30, 2025, the Company had approximately $7.2 million in aggregate remaining repurchase capacity under the terms of its senior unsecured notes payable. The Company repurchased 295,201 shares during fiscal 2024 at an aggregate purchase price of approximately $36.2 million. The Company had approximately 5.2 million common shares outstanding, excluding 246,186 unvested restricted shares, as of June 30, 2025.

About World Acceptance Corporation (World Finance)

Founded in 1962, World Acceptance Corporation (NASDAQ: WRLD), is a people-focused finance company that provides personal installment loan solutions and personal tax preparation and filing services to over one million customers each year. Headquartered in Greenville, South Carolina, the Company operates more than 1,000 community-based World Finance branches across 16 states. The Company primarily serves a segment of the population that does not have ready access to credit; however, unlike many other lenders in this segment, we strive to work with our customers to understand their broader financial pictures, ensure they have the ability and stability to make payments, and help them achieve their financial goals. For more information, visit www.loansbyworld.com.

First quarter conference call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern Time today. A simulcast of the conference call will be available on the Internet at https://event.choruscall.com/mediaframe/webcast.html?webcastid=ifI6V4jk. The call will be available for replay on the Internet for approximately 30 days.

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WRLD Reports Fiscal 2026 First Quarter Results

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Cautionary Note Regarding Forward-looking Information

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that represent the Company’s current expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by words such as “anticipate,” “estimate,” intend,” “plan,” “expect,” “project,” “believe,” “may,” “will,” “should,” “would,” “could,” “probable” and any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented, including pursuant to policies of the new U.S. administration; changes in the U.S. tax code; the nature and scope of regulatory authority, particularly discretionary authority, that is or may be exercised by regulators, including, but not limited to, U.S. Consumer Financial Protection Bureau, and individual state regulators having jurisdiction over the Company; the unpredictable nature of regulatory examinations, proceedings and litigation; employee misconduct or misconduct by third parties; uncertainties associated with management turnover and the effective succession of senior management; media and public characterization of consumer installment loans; labor unrest; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported consolidated financial statements or necessitate material delays or changes in the issuance of the Company’s audited consolidated financial statements; the Company's assessment of its internal control over financial reporting; changes in interest rates; the impact of inflation; risks relating to the acquisition or sale of assets or businesses or other strategic initiatives, including increased loan delinquencies or net charge-offs, the loss of key personnel, integration or migration issues, the failure to achieve anticipated synergies, increased costs of servicing, incomplete records, and retention of customers; risks inherent in making loans, including repayment risks and value of collateral; cybersecurity threats or incidents, including the potential or actual misappropriation of assets or sensitive information, corruption of data or operational disruption and the cost of the associated response thereto; our dependence on debt and the potential impact of limitations in the Company’s amended revolving credit facility or other impacts on the Company's ability to borrow money on favorable terms, or at all; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquency and charge-offs); the impact of extreme weather events and natural disasters; changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).

These and other factors are discussed in greater detail in Part I, Item 1A,“Risk Factors” in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2025, as filed with the SEC and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

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WRLD Reports Fiscal 2026 First Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three months ended June 30,
	2025	2024
Revenues:
Interest and fee income	$115,303	$111,161
Insurance and other income, net	17,149	18,366
Total revenues	132,452	129,527

Expenses:
Provision for credit losses	50,516	45,419
General and administrative expenses:
Personnel	45,762	36,976
Occupancy and equipment	11,786	12,164
Advertising	2,299	1,656
Amortization of intangible assets	831	1,006
Other	9,683	9,610
Total general and administrative expenses	70,361	61,412

Interest expense	9,630	9,769
Total expenses	130,507	116,600

Income before income taxes	1,945	12,927

Income tax expense	602	2,980

Net income	$1,343	$9,947

Net income per common share, diluted	$0.25	$1.79

Weighted average diluted shares outstanding	5,289	5,568

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WRLD Reports Fiscal 2026 First Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	June 30, 2025	March 31, 2025	June 30, 2024
ASSETS
Cash and cash equivalents	$8,126	$9,730	$11,119
Gross loans receivable	1,264,341	1,225,636	1,274,819
Less:
Unearned interest, insurance and fees	(326,215)	(309,320)	(330,334)
Allowance for credit losses	(109,027)	(103,347)	(109,643)
Loans receivable, net	829,099	812,969	834,842
Income taxes receivable	7,629	—	3,951
Operating lease right-of-use assets, net	74,572	76,235	80,866
Property and equipment, net	19,138	19,766	22,199
Deferred income taxes, net	29,127	33,291	32,425
Other assets, net	42,431	40,871	45,599
Goodwill	7,371	7,371	7,371
Intangible assets, net	6,564	7,394	10,064
Total assets	$1,024,057	$1,007,627	$1,048,436

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Senior notes payable	$302,674	$262,451	$241,728
Senior unsecured notes payable, net	169,064	184,418	251,014
Income taxes payable	—	223	—
Operating lease liability	77,087	78,690	83,136
Accounts payable and accrued expenses	47,381	42,365	49,947
Total liabilities	596,206	568,147	625,825

Shareholders' equity	427,851	439,480	422,611
Total liabilities and shareholders' equity	$1,024,057	$1,007,627	$1,048,436

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WRLD Reports Fiscal 2026 First Quarter Results

WORLD ACCEPTANCE CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED STATISTICS

(unaudited and in thousands, except percentages and branches)

	Three months ended June 30,
	2025	2024

Gross loans receivable	$1,264,341	$1,274,819
Average gross loans receivable (1)	1,239,483	1,270,677
Net loans receivable (2)	938,126	944,485
Average net loans receivable (3)	922,484	942,603

Expenses as a percentage of total revenue:
Provision for credit losses	38.1%	35.1%
General and administrative	53.1%	47.4%
Interest expense	7.3%	7.5%
Operating income as a % of total revenue (4)	8.7%	17.5%

Loan volume (5)	751,502	682,197

Net charge-offs as percent of average net loans receivable on an annualized basis	19.4%	16.4%

Return on average assets (trailing 12 months)	7.7%	7.1%

Return on average equity (trailing 12 months)	19.0%	18.9%

Branches opened or acquired (merged or closed), net	(10)	(1)

Branches open (at period end)	1,014	1,047

(1) Average gross loans receivable is determined by averaging month-end gross loans receivable over the indicated period, excluding tax advances.

(2) Net loans receivable is defined as gross loans receivable less unearned interest and deferred fees.

(3) Average net loans receivable is determined by averaging month-end gross loans receivable less unearned interest and deferred fees over the indicated period, excluding tax advances.

(4) Operating income is computed as total revenues less provision for credit losses and general and administrative expenses.

(5) Loan volume includes all loan balances originated by the Company. It does not include loans purchased through acquisitions.

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